Exhibit 99.1
Corporate Property Associates 16 — Global Incorporated
Supplemental Financial Information
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2008	2007
Net income	$5,812	$11,298
Depreciation, amortization, and other non-cash charges	9,674	5,006
Straight-line and other rent adjustments	(299)	(3)
FFO adjustment to earnings from equity investments	2,641	2,352
FFO adjustment to minority investees’ share of earnings	(1,084)	(188)

FFO	$16,744	$18,465

FFO per share (1)	$0.16	$0.19

Weighted average shares outstanding	119,940,316	114,673,078

(1)	FFO per share includes an adjustment of $2,989 and $3,801 for the three months ended March 31, 2008 and 2007, respectively, to account for the issuance of shares to an affiliate in satisfaction of fees due. These shares are included in the weighted average shares outstanding but are not a reconciling adjustment in the determination of FFO.
Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, straight-line rents, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.